EXHIBIT 13


                             SUBSCRIPTION AGREEMENT


     Subscription Agreement dated August __, 1993 between The Alger Defined Contribution Trust, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), and Alger Associates, Inc., a Delaware corporation ("Associates").

     WHEREAS, the Fund is an investment company registered under Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund proposes to issue and sell its shares of beneficial interest, par value $.001 per share, to the public pursuant to a Registration Statement on Form N-IA (the "Registration Statement") filed with the Securities and Exchange Commission; and

     WHEREAS, Section 14(a) of the 1940 Act requires registered investment companies to have a net worth of at least $100,000 before making a public offering of its securities;


     NOW THEREFORE, the Fund and Associates agree as follows:

     1. The Fund offers to sell to Associates, and Associates agrees to purchase from the Fund, 3,400 shares of beneficial interest of the Alger Defined Contribution Small Capitalization Portfolio at $10.00 per share and 3,300 shares of beneficial interest at $10.00 per share of each of the Alger Defined Contribution MidCap Growth Portfolio and the Alger Defined Contribution Growth Portfolio (collectively, the "Shares") on a date to be specified by the Fund prior to the effective date of the Registration Statement.

     2. Associates represents and warrants to the Fund that Associates is acquiring the Shares for investment and not with a view to resale or further distribution.

     3. Associates' right under this Subscription Agreement to purchase the Shares is not assignable.

     4. The proceeds realized by Associates upon the redemption of any of the Shares will be reduced by the proportionate amount of the unamortized organizational expenses that the number of Shares redeemed by it bears to the number of Shares that are outstanding at the time the Shares are redeemed.


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         IN WITNESS  WHEREOF,  the Fund and  Associates  have caused  their duly authorized officers to execute this Subscription Agreement as the date first above written.



                                            THE ALGER DEFINED CONTRIBUTION TRUST


                                            By:---------------------------------
                                                       Authorized Officer




                                            ALGER ASSOCIATES, INC.


                                            By:---------------------------------
                                                       Authorized Officer